Exhibit 99.2

November 11, 2016

To:	Holders of inContact, Inc.
2.50% Convertible Senior Notes due 2022

and

Wells Fargo Bank, National Association,
150 East 42nd Street, 40th floor
New York, New York 10017
Attn: Corporate Trust Services – Administrator for inContact, Inc.

Re:	Notice of Anticipated Merger Event

Reference is hereby made to the Indenture, dated as of March 30, 2015 (the “Indenture”), between inContact, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) relating to the Company’s 2.50% Convertible Senior Notes due 2022 (CUSIP No. 45336E AB5). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Indenture. A copy of the Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2015.

On May 17, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NICE-Systems Ltd., a company organized under the laws of the State of Israel (“Parent”), and Victory Merger Sub Inc., a wholly owned indirect subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect subsidiary of Parent. Upon completion of the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the completion of the Merger, other than shares subject to forfeiture restrictions and other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law, will automatically be cancelled and converted into the right to receive $14.00 in cash, without interest.

In accordance with Section 10.08(b)(i) of the Indenture, the Company hereby gives notice that completion of the Merger would constitute a Merger Event under the Indenture. Completion of the Merger remains subject to the closing conditions of the Merger Agreement. Subject to the satisfaction or waiver of these closing conditions, the Company currently anticipates that the Merger will be completed on November 14, 2016 or soon thereafter. The Company is providing this notice of an anticipated Merger Event solely to comply with its obligations under the Indenture. The Company, however, is unable to give any assurances as to the actual date of the Merger Event or if it will occur at all.

As the holders of Common Stock will receive solely cash consideration in connection with the Merger, the Company will, in connection with completion of the Merger, enter into a

Supplemental Indenture modifying the Indenture to provide that, on and after the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate (as may be increased pursuant to Section 10.07 of the Indenture, as discussed below), multiplied by the consideration per share of Common Stock in the Merger, $14.00 per share.

While the Notes are not currently convertible, if the Merger is completed, the Notes will become convertible from and after the effective date of the Merger until the date specified in the Notice of Fundamental Change, Make-Whole Fundamental Change, Right to Convert and Supplemental Indenture to be provided to the holders of the Notes following the completion of the Merger. The Conversion Rate in effect on the date of this Notice is 70.2790 shares of Common Stock per $1,000 principal amount of Notes, which equates to a Conversion Price of approximately $14.23 per share. The Merger, if completed, will constitute a Make-Whole Fundamental Change under the Indenture and, in accordance with Section 10.07 of the Indenture, the Conversion Rate for conversions in connection with a Make-Whole Fundamental Change as described in the Indenture will be increased by an amount determined by reference to the table in Section 10.07(d) of the Indenture. If the Merger is not completed, no Make-Whole Fundamental Change will occur and the Notes will not become convertible.

In the event of any conflicting information in this Notice and in the Indenture, the information in the Indenture will control. Noteholders should not assume that the information in this Notice is accurate as of any date other than the date hereof.

inContact, Inc.

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